Law Offices
             NEUBERGER, QUINN, GIELEN, RUBIN & GIBBER, P.A.
                                 27th floor
                     BALTIMORE.  MARYLAND 21202-3201
                             (410) 332-8550
HOWARD S. SCHWARTZ                                                   (FAX NO,)
(410)332-8536                February 20, 1996                  (410) 332-8594



     VIA FACSIMILE
     AND FIRST-CLASS MAIL

     Douglas G. Worrall, Esquire
     Smith, Somerville & Case
     100 Light Street
     Baltimore, Maryland     21202-1084

           Re:  Henderson's Wharf/Purchase of Condominium and
                      Parking Units Owned by Joseph & Eileen Mason

     Dear Doug:

               This  letter  will  confirm  our  clients,   agreement   with
     respect to the captioned transaction.    My   clients,   Henderson's
     Wharf Baltimore, L.P., Henderson's Wharf Marina, L.P., and the Council of Unit owners of the Residences and Inn at Henderson's Wharf (collectively, "buyer") , have agreed to make an outright purchase of the condominium unit and parking unit (collectively, "Unit") owned by your clients, Joseph and Eileen Mason ("Seller") , for the purchase price of approximately $92,000.
     The   purchase price is composed  of  the  payoff  amount  of  the
     Seller's  mortgage (currently  approximately  $87,000)  plus  a
     premium   of   $5,000.00.  Accordingly, it will not  be  necessary
     to conduct an appraisal of the Unit as originally contemplated by Seller and Buyer in the Agreement of Purchase and sale by and between Seller and Buyer and dated June 1, 1994 (the "Agreement").

               In order to  complete  this  transaction,  you  will  deliver to me the Deed (in the Form of Exhibit D-1 attached to the Agreement) that was fully executed by seller (Deed") , as well as Buyer's $1,500.00 and interest thereto that have been held in an escrow account and Seller's portion of the transfer and recordation taxes that will come out of Seller's escrow account ("Funds"). I will call you the day before settlement so that you may properly date the Deed and cut a check for the Funds. Upon your delivery of the Deed, Buyer's escrowed funds and the Funds, I will deliver to you: (1) $5,000.00; (2) a Settlement Sheet showing the payoff of the Seller's mortgage; and (3) written authorization to disburse Seller's remaining escrowed funds.

                                              Sincerely,

                                              HOWARD S. SCHWARTZ

       HSS/tms
       CC:        Mr. Terrence Sullivan
                  Mr. Charles Intravaia
                  Richard A. Monfred,Esquire